Exhibit 99.1

FOR IMMEDIATE RELEASE

DENTAL PATIENT CARE AMERICA, INC.

TO FILE FORM 15 TO VOLUNTARILY SUSPEND

ITS DUTY TO FILE REPORTS WITH THE SEC

SALT LAKE CITY, UTAH – April 29, 2009 – Dental Patient Care America, Inc. (OTCBB - DPAT) today announced plans to file a notice on Form 15 with the SEC on or about April 30, 2009 to voluntarily suspend the Company’s reporting obligations under the Securities Exchange Act of 1934. The Company is eligible to suspend such reporting obligations because its common stock is held of record by less than 500 persons and the Company’s total assets have not exceeded $10 million on the last day of each of the Company’s three most recent fiscal years. Upon the filing of the Form 15, the Company's obligation to file reports with the SEC, including Forms 10-K, 10-Q, and 8K, will immediately be suspended and the Company’s shares will no longer be quoted on the OTC Bulletin Board under the symbol “DPAT”, and will instead be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in publishing quotations for the Company’s common stock. However, the Company can give no assurance that trading in its stock will continue in the Pink Sheets or in any other forum.

The Company’s decision to voluntarily suspend its SEC reporting obligations is a cost savings step that it believes will reduce the significant expenses associated with compliance efforts as well as professional fees and other costs. The Company’s common stock is thinly traded and the Company does not believe the benefits of continuing to be an SEC reporting company outweigh the costs. Management believes the expense reductions will allow it to maximize stockholder value.

About Dental Patient Care America, Inc.

Dental Patient Care America, Inc. is a Salt Lake City-based company engaged in the business of providing services to dentists and the dental industry through its three subsidiaries, Dental Cooperative, Inc., Dental Practice Transition, Inc. and U.S. DentistDirect, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties, including those described in the Company’s annual report on Form 10-K for the year ended December 31, 2008, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to implement future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate. The Company makes no undertaking to update such forward looking statements.